Exhibit 99.1

Red River Bancshares, Inc. Announces Changes to its Board of Directors

ALEXANDRIA, La., February 24, 2022 (GLOBE NEWSWIRE) – Red River Bancshares, Inc. (Nasdaq: RRBI) (the “Company”) announced today that its Chair Emeritus and a founding director, John C. Simpson, will retire from the Board of Directors of the Company and Red River Bank, the Company’s wholly owned subsidiary (“Bank”), at the end of his current term, which expires at the Company’s 2022 annual shareholder meeting. Also, the Board of the Company today appointed Michael D. Crowell as an independent director to its board and to the board of directors of the Bank.

Blake Chatelain, President and Chief Executive Officer of the Company, said, “John’s leadership and extensive business and entrepreneurial expertise have been instrumental in the success of the Company and Bank. We are deeply grateful for his many years of service and congratulate him on his retirement. We wish him the very best.”

Mr. Simpson said, “It has been a privilege to serve as a founding director, Chair of the Board, and Chair Emeritus of the board for the Company and the Bank. I thank our shareholders for their support, and my fellow directors and our employees for their hard work and dedication to the Company and the Bank.”

Michael D. Crowell is a longtime leader in the forestry industry and is president of Crowell Forest Resources, LLC, a fifth generation family timber company founded in 1892. Mr. Chatelain said, “Michael is an esteemed business leader. He will add great value to our board of directors, and the Company and Bank will benefit from his perspective and insight. We are glad to welcome him to the board of directors.”

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 27 banking centers throughout Louisiana and two combined loan and deposit production offices, one each in Lafayette, Louisiana and New Orleans, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; the Northshore, which includes Covington; and Acadiana, which includes the Lafayette MSA.

Contact:
Julia Callis
Vice President, Corporate Counsel & Investor Relations Officer
318-561-4042
julia.callis@redriverbank.net
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